Exhibit 10.1

April 6, 2006

Mr. Michael Shea

49 Old Bloomfield Avenue

Mountain Lakes, NJ 07046

Re:	Offer of Employment

Hooper Holmes, Inc. is pleased to make an offer to employ you as Senior Vice President, Chief Financial Officer and Treasurer effective May 8, 2006, upon the following terms and conditions:

•	A first year base salary of $250,000 with the first annual review date being March 1, 2007.

•	A guaranteed first year bonus of $150,000, 25% of which will be paid on August 31, 2006 and the remainder to be paid during the first quarter of 2007. Bonuses for subsequent years are not guaranteed, and will be aligned with the Company’s “pay-for-performance” bonus scheme.

•	The Compensation Committee of the Board of Directors will grant you stock options of 100,000 shares shortly after your date of hire.

•	A Company-leased automobile will be provided for your use. Initially, you will have a Lexus ES300 currently leased by the Company. You may lease another automobile in accordance with the Company’s automobile lease policy when the current lease expires in October 2006.

•	Standard Company benefits that are provided to elected Senior Vice Presidents.

•	The Company and you will enter into the Company’s standard Retention (Change of Control) Agreement (offered to all elected officers.

•	The Company and you will enter into the Company’s standard Indemnity Agreement (offered to all elected officers).

Mr. Michael Shea

April 6, 2006

If the above terms are acceptable to you, please sign below and return one copy to the Company. Nothing stated herein shall constitute or imply a contract of employment.

Very truly yours,

James D. Calver
President & CEO

Accepted:

Michael Shea